UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2007


Proguard Acquisition Corp.
(Exact name of registrant as specified in its charter)


       FLORIDA                 333-123910                33-1093761
(State or other            (Commission File          (I.R.S. Employer
jurisdiction of                Number)              Identification No.)
incorporation or organization


    3040 E. Commercial Blvd
        Ft. Lauderdale, FL                                33308
(Address of principal executive offices)                (Zip Code)


Registrant's Telephone number, including area code:  (954) 491-0704



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Appointment of Officer and Director

On August 7, 2007, Allerton Towne was appointed Chief Executive Officer and a director of Proguard.

From 1963 to 1975, Mr. Towne held various management positions with Ford Motor Company. They included distribution, sales planning and analysis, business management, and regional management. In 1975, Mr. Towne founded Drexel Leasing Corp. in Philadelphia, PA. He also established several retail ice cream shops in the tri-state area. Mr. Towne sold both businesses in 1981 and moved to Florida joining Conti-Commodity. A fully registered broker since 1983, Mr. Towne worked as a broker for Source Capital from 2000 to October 2006 specializing in IPOs, mergers and acquisitions and private placements. Mr. Towne earned a Bachelor of Science degree in business administration from Suffolk University in 1963.

There are no family relationships between Mr. Towne and the other officers and directors of Proguard.

Mr. Towne worked as an independent consultant for Worldwide Security Acquisitions, LLC. On July 5, 2006 holders of eighty-seven (87%) percent of Proguard's issued and outstanding Common Stock collectively granted an option to Worldwide Security Acquisitions, LLC, to purchase a minimum of Two Million (2,000,000) shares and a maximum of Two Million Three Hundred and Fifty (2,350,000) shares of the issued and outstanding restricted stock of Proguard at an exercise price of One ($1.00) Dollar per share. The option transaction was reported as Item
8.01 Other Events, in Proguard's Current Reports on Form 8-K dated July 5, 2006, October 24, 2006, January 30, 2007, February 9, 2007 and May
01, 2007 incorporated herein by reference. Mr. Towne holds less than 10% of the securities of Worldwide Security Acquisitions, LLC.







Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proguard Acquisition Corp.


Date: August 9, 2007

By:  /s/Frank R. Bauer
     -----------------------
     Frank R. Bauer
     Chief Executive Officer